UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report - November 1, 2012

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669

(Address of principal executive offices)

Registrant’s telephone number, including area code: (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             ELECTION OF DIRECTOR

On November 1, 2012, Mr. David T. Szczupak was elected to the Board of Directors of Bemis Company, Inc. to serve in the class of directors whose term expires at the 2013 Annual Meeting of Shareholders.  Mr. Szczupak has served since 2008 as the Executive Vice President, Global Product Organization, for Whirlpool Corporation.  He leads Whirlpool’s global research, engineering, product business teams and strategic sourcing.  From 2006 to 2008, Mr. Szczupak served as Chief Operating Officer of Dura Automotive Systems, a $2 billion international automotive supplier.  While at Dura, he provided strategic direction for product development, purchasing, manufacturing and product quality.  Before joining Dura, Mr. Szczupak worked at Ford Motor Company for 22 years in a variety of leadership roles including Group Vice President of Manufacturing.  Mr. Szczupak has a Master’s Degree in Automotive Engineering from Cranfield University in the United Kingdom.

Mr. Szczupak will serve on the Audit Committee of the Board of Directors.

Mr. Szczupak will receive the Company’s standard compensation for non-employee directors, which is described in the Company’s proxy statement for its 2012 Annual Meeting of Shareholders, which was filed on March 20, 2012, subject to the following two changes that will be effective to the Company’s director compensation program commencing January 1, 2013 that were approved by the Compensation Committee on October 31, 2012: (i) the annual cash compensation will increase from $75,000 to $85,000 and (ii) the annual equity compensation will increase from $75,000 to $90,000.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Jerry S. Krempa
Jerry S. Krempa, Vice President and Controller

Date November 5, 2012